CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$1,342,000.00	$183.05
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed under Rule 424(b)(5), Registration Statement No. 333-184147
Final Pricing Supplement No. 26 dated December 10, 2012 (to: Prospectus dated September 28, 2012 and Prospectus Supplement dated September 28, 2012)

CUSIP / ISIN Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
78012DBB8 / US78012DBB82	$1,342,000	100.00%	1.50%	$1,321,870	FIXED	2.25% per annum	MONTHLY	12/15/2017	01/15/2013	$2.00	NO	SENIOR

Redemption Information: Non-Callable/Non-Puttable

Lead Manager and Lead Agent: RBS Securities Inc.

Offering Dates: 12/03/2012 through 12/10/2012
Trade Date: 12/10/2012
Settlement Date: 12/13/2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

The Royal Bank of Scotland Group plc Retail Corporate Notes Prospectus dated September 28, 2012 and Prospectus Supplement dated September 28, 2012
The Royal Bank of Scotland Group plc
If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes will be treated as fixed rate debt instruments for U.S. federal income tax purposes.

Intended to be listed on the Channel Islands Stock Exchange.

Davis Polk & Wardwell LLP has confirmed its opinion as to the legality of the notes offered by this pricing supplement as set forth under “Validity of the Notes” in the prospectus supplement dated September 28, 2012, subject to the customary assumptions set forth in the opinion of such counsel dated November 20, 2012 filed as an exhibit to a report on form 6-K by the Company on such date.